Exhibit 99.1

OFFICE SERVICES AGREEMENT

OFFICE SERVICES AGREEMENT, dated as of January 1, 2006, between CYBEX INTERNATIONAL, INC., a New York corporation (“Cybex”), and UM HOLDINGS LTD., a New Jersey corporation (“UM”).

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Office Services.

a. UM will provide to Cybex, during the continuance of this Agreement, on a part-time, as needed basis, the use of its office space located at 56 Haddon Avenue, Haddonfield, New Jersey, including office supplies, mail, telephone, photocopying, fax and computer services, and use of its conference rooms. All use of conference rooms will be on an advanced-scheduled basis and subject to availability.

b. As part of the above office services, UM will also provide to Cybex the services (on a part-time basis) of an administrative assistant. The parties contemplate that Cybex’ use of the administrative assistant will be the equivalent to a three-quarter FTE. The administrative assistant shall be an employee of UM and shall in no event be deemed to be an employee or independent contractor of Cybex, and UM will remain responsible for the compensation and related payroll and withholding taxes of such individual.

c. Cybex will consider the reasonable convenience of UM in the timing of its requests for services hereunder and will give such advance notice of each such request as may be practicable.

2. Fees. As full compensation for the offices services to be provided hereunder, Cybex shall pay to UM fees at such annual rate as may be mutually agreed to from time-to-time by UM and Cybex, which shall be payable in equal monthly installments. The annual fee for 2006 shall be $78,000. UM shall pay all costs and expenses in furnishing its services hereunder. Without limiting the foregoing, UM shall be fully responsible for and shall pay all compensation of its employees and all payroll and withholding taxes with respect thereto.

3. Term. This Agreement will continue in effect until terminated. This Agreement may be terminated by either party at any time, without the need to show cause, upon 30 days written notice.

4. Miscellaneous.

a. Neither party is, nor shall it deem to be, an agent or employee of the other, nor shall it have any authority to bind the other party.

b. This Agreement shall be binding upon and shall inure to the parties hereto and their respective successors and assigns. No party to this Agreement shall have the right to assign this Agreement or any rights or obligations hereunder without the written consent of the other party.

c. This Agreement shall be construed in accordance with the laws of the State of New Jersey without regards to the conflict of law provisions thereof.

d. This Agreement sets forth all of the promises, agreements, conditions and understandings between the parties relative to the subject matter hereof and supersedes all prior agreements between the parties with respect thereto.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

CYBEX INTERNATIONAL, INC.

By:	/S/ ARTHUR W. HICKS, JR.
Arthur W. Hicks, Jr., Chief Operating Officer

UM HOLDINGS LTD.

By:	/S/ JOAN CARTER
Joan Carter, President

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